EXHIBIT 11


                                 XILINX, INC.
               STATEMENT OF COMPUTATION OF NET INCOME PER SHARE
                   (in thousands, except per share amounts)


Years  Ended  March  31,                    1997      1996      1995
----------------------------------------  --------  --------  -------
PRIMARY
Weighted  average  number  of
     common shares outstanding              72,816    71,092   69,414
Incremental common shares
     attributable to outstanding options     6,859     7,863    4,695
----------------------------------------  --------  --------  -------
Total shares                                79,675    78,955   74,109
========================================  ========  ========  =======
Net income                                $110,376  $101,454  $59,278
========================================  ========  ========  =======
Net income per share                      $   1.39  $   1.28  $  0.80
========================================  ========  ========  =======

FULLY DILUTED
Weighted average number of
     common shares outstanding              72,816    71,092   69,414
Incremental common shares
     attributable to outstanding options     7,129     8,146    5,124
----------------------------------------  --------  --------  -------
Total shares                                79,945    79,238   74,538
========================================  ========  ========  =======
Net income                                $110,376  $101,454  $59,278
========================================  ========  ========  =======
Net income per share                      $   1.38  $   1.28  $  0.80
========================================  ========  ========  =======

Note: The convertible debt is not included in the calculation of fully diluted net income per share since their inclusion would have had an anti-dilutive effect.

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